Exhibit 99.1

FOR IMMEDIATE RELEASE

January 13, 2022	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS FIRST QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that year-over-year same store sales for its first quarter ended December 28, 2021 decreased 2.5% for its Good Times brand and increased 24.0% for its Bad Daddy’s brand. Sales during the thirteen-week first quarter of 2022 increased by 19.5% at Good Times and by 8.9% at Bad Daddy’s restaurants, as compared to the thirteen weeks ended December 31, 2019, among company-owned restaurants that were open for the thirteen weeks in both years. Same store sales and average weekly sales at Bad Daddy’s and Good Times for each month of the quarter are as follows:

	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
Fiscal Period	Same Store Sales[1]	Average Weekly Sales[2]	Same Store Sales[1]	Average Weekly Sales[2]

October (4 weeks)	3.1%	$26,864	16.8%	$48,783
November[3] (4 weeks)	-2.6%	26,443	20.4%	48,027
December[3] (5 weeks)	-6.8%	24,734	34.0%	47,805
First Quarter 2022	-2.5%	$25,916	24.0%	$48,174

[1]	Same store sales include all company-owned restaurants currently open with at least 18 full fiscal periods of operating history.

[2]	Average weekly sales include all company-owned restaurants with at least 6 full fiscal periods of operating history.

[3]	During a portion of November and the entire December fiscal periods of fiscal 2021, restaurant dining rooms in Colorado were closed by regulation, affecting same store sales during the current year favorably at Bad Daddy’s and unfavorably at Good Times.

Ryan Zink, President and CEO, said “Our entire team has worked tirelessly in the face of ever-changing challenges in what continues to be a dynamic and unpredictable operating environment. Our sales results for the quarter, including sales increases at both brands compared to the first fiscal quarter of 2020 (prior to the onset of the pandemic), is the outcome of restaurant teams and leaders delivering superior, customer-focused service, and not compromising product quality in the face of elevated input prices, supply chain challenges, and intense competition for high performing employees. Each quarter I continue to be impressed with our team’s ability to deliver strong results despite such challenges.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, franchises and licenses 42 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, Good Times Restaurants Inc. operates and franchises a regional quick-service drive-thru restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 28, 2021 filed with the SEC, and other filings with the SEC . Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440